Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7000
________________________________________________________________________

SYSTEMAX REPORTS ALL-TIME RECORD RESULTS FOR FOURTH QUARTER
AND FULL YEAR 2007; ANNOUNCES SPECIAL $1.00 PER SHARE DIVIDEND

Fourth Quarter Highlights:
•	Sales: $769 million, up 19% - all time record
•	Operating Income: $28 million, up 149% - all time record
•	Net Income: $ 24 million, up 201% - all time record
•	Diluted Earnings Per Share: $.64 vs. $.22, up 191% - all time record

Full Year Highlights:
•	Sales: $2.8 billion, up 19% - all time record
•	Operating Income: $95.5 million, up 54% - all time record
•	Net Income: $69.5 million, up 54% - all time record
•	Diluted Earnings Per Share: $1.84 vs. $1.22, up 51% - all time record

PORT WASHINGTON, NY, March 10, 2008 – Systemax Inc. (NYSE:SYX) today announced its financial results for the fourth quarter and full year ended December 31, 2007.

Net sales for the quarter increased 19% to $769 million compared to $648 million in the fourth quarter of 2006.  Sales of technology products (computers, computer supplies and consumer electronics) grew by 19% and sales of industrial products grew by 13%. Gross margin for the quarter improved to 15.5% from 12.9% last year. Operating income increased 149% to $28.0 million compared to $11.3 million last year.  Operating margin improved to 3.6% from 1.7% last year.  Net income increased 201% to $24 million, or $.64 per diluted share, compared to $8.0 million, or $.22 per diluted share, last year.  Included in net income during 2007 is a net gain of

$4.2 million or $.11 per diluted share related to non-cash adjustments of valuation allowances for deferred tax assets.

Net sales for the full year ended December 31, 2007 increased 19% to $2.8 billion compared to $2.3 billion during 2006. Gross margin improved to 15.3% during 2007 compared to 14.6% last year. Operating income increased 54% to $95.5 million from $61.9 million last year.  Operating margin improved to 3.4% from 2.6% last year.  Net income increased 54% to $69.5 million, or $1.84 per diluted share, compared to $45.1 million, or $1.22 per diluted share, last year. In addition to the aforementioned gain related to deferred tax assets, included in net income during 2007 (in the first quarter) is an after tax gain of approximately $1.5 million or $.04 per diluted share related to a favorable lawsuit settlement. Included in net income during 2006 (in the first quarter) is an after tax gain of $4.3 million, or $.12 per diluted share from the sale of a warehouse facility.

Richard Leeds, Chairman and Chief Executive Officer, said “Our all-time record fourth quarter 2007 results – highlighted by our 19% growth in sales, improved gross margin and 149% growth in operating income – is the result of continued execution of our growth plan and demonstrates the leverage in our business model. Our consolidated gross margin has improved significantly and consistently over the past year, increasing from 12.9% in the fourth quarter of 2006 to 14.3% in the first quarter of 2007, 15.3% in the second quarter, 16.1% in the third quarter and 15.5% in the fourth quarter.  Our selling, general and administrative expenses have remained relatively flat as a percentage of sales, despite significantly increased consulting and staffing costs associated with the requirements of Section 404 of the Sarbanes-Oxley Act.

 As a result of our strong 2007 financial performance and our strong and liquid balance sheet, I am pleased to announce that our Board of Directors has declared a special dividend for our shareholders. This dividend was declared on March 3, 2008 by our Board to be $1.00 per share and will be paid on April 2, 2008 to shareholders of record on March 21, 2008.”

Gilbert Fiorentino, General Manager of Systemax’s Technology Products segment, noted “Strong sales growth in both the North American and European markets continued in the fourth quarter. North American technology product sales grew 18%, driven by growth in all sales channels. European sales grew 21% overall, 11% excluding the effect of exchange rate changes, driven primarily by growth in internet sales and public sector customers.  We also have substantially completed the CompUSA acquisition; the new, improved CompUSA.com has been operational since mid January and we have begun to reopen the new and improved CompUSA retail stores. We are excited by the three strong brands that we now primarily operate under – TigerDirect and CompUSA in North America and Misco in Europe – and by the strong performance across our multiple sales channels – business to business, business to consumer, retail and television shopping.”

Richard Leeds, commenting on other operations, noted that “in the industrial products segment, sales grew 13% in the fourth quarter, driven primarily by increased internet sales and continuing competitive advantages due to our worldwide sourcing and aggressive pricing strategies.  In our ProfitCenter Software hosted application business, we have continued product development and are poised to bring several household name customers live in the coming months.

Larry Reinhold, Chief Financial Officer, noted that the Company’s overall financial condition remains solid as evidenced by its working capital of $273 million, including cash and equivalents of $128 million. Cash flow from operations for the quarter was approximately $30 million and for the full year we generated cash from operations of approximately $93 million while investing $8 million in capital expenditures. This strong cash generation enabled our $37 million special dividend for our shareholders during 2007, and our current strong and liquid balance sheet enables another special dividend of $1.00 per share this year. Days sales outstanding were 24 days at December 31, 2007, and inventory turned at an annual rate of approximately 10 times during the fourth quarter. Our effective tax rate was 30.5% during 2007, down significantly from last year due primarily to the aforementioned gain related to deferred tax assets.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial.  It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.

SYSTEMAX INC.
I. Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31*,		December 31*,
	2007	2006	2007	2006
Net sales	$769,334	$647,974	$2,779,875	$2,345,165
Cost of sales	649,678	564,702	2,353,574	2,002,246
Gross profit	119,656	83,272	426,301	342,919
Gross margin	15.5%	12.9%	15.3%	14.6%
Selling, general and administrative expenses	91,564	71,985	330,797	281,015
Operating income	28,092	11,287	95,504	61,904
Operating margin	3.6%	1.7%	3.4%	2.6%
Interest and other (income) expense, net	(1,708)	(680)	(4,519)	(7,791)
Income before income taxes	29,800	11,967	100,023	69,695
Provision for income taxes	5,620	3,934	30,542	24,548
Effective tax rate	18.9%	32.9%	30.5%	35.2%
Net income	$24,180	$8,033	$69,481	$45,147
Net margin	3.1%	1.2%	2.5%	1.9%

Net income per common share:
Basic	$.67	$.23	$1.93	$1.29
Diluted	$.64	$.22	$1.84	$1.22

Weighted average common and common equivalent shares:
Basic	36,089	35,177	35,968	34,960
Diluted	37,753	37,258	37,688	36,881

SYSTEMAX INC.
II. Condensed Consolidated Balance Sheets
(In thousands)

	December 31*,
	2007	2006
Current assets:
Cash and cash equivalents	$128,021	$86,964
Accounts receivable, net	197,397	164,615
Inventories	250,222	233,136
Prepaid expenses and other current assets	29,949	34,646
Total current assets	605,589	519,361
Property, plant and equipment, net	48,480	48,586
Deferred income taxes and other assets	19,802	16,214
Total assets	$673,871	$584,161

Current liabilities:
Short-term debt	$4,302	$12,788
Accounts payable and accrued expenses	327,834	277,174
Total current liabilities	332,136	289,962
Long-term debt	254	483
Other liabilities	5,646	4,226

Shareholders’ equity	335,835	289,490
Total liabilities and shareholders’ equity	$673,871	$584,161

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal year and quarter ended on December 29, 2007.  Both 2007 and 2006 included 52 weeks and the fourth quarters of both 2007 and 2006 included 13 weeks.

III.	Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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